Doma Announces Intention to Complete a Reverse Stock Split at Next Annual Stockholder Meeting

SAN FRANCISCO–Doma Holdings, Inc. (NYSE: DOMA) today announced its intention to complete a reverse stock split, subject to approval by its board of directors and stockholders at its next annual meeting of stockholders.
The proposed stock split is intended to resolve the issue raised in a non-compliance notice Doma received from the New York Stock Exchange (NYSE) on August 1, 2022 regarding its continued listing standard as set forth in Section 802.01C of the NYSE Listed Company Manual, due to the average closing price of the company’s common stock being less than $1.00 per share over a consecutive 30 trading-day period. The NYSE notice does not affect Doma’s business operations.

Doma can regain compliance at any time during the cure period of six months following the receipt of the NYSE notice by meeting the minimum share price requirement, or by the company’s next annual meeting of stockholders if stockholder approval is required to cure the share price non-compliance, as would be the case to effectuate a reverse stock split. The company plans to notify the NYSE of its intent to implement a reverse stock split, subject to required approvals, at the next annual meeting of stockholders, if it does not achieve an accelerated cure before then. Doma will regain compliance if on the last trading day of any calendar month during the cure period the company has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of that month.

Under the NYSE rules, the company’s common stock will continue to be listed and traded on the NYSE, subject to the company’s compliance with other continued listing requirements.
About Doma
Doma is a real estate technology company that is disrupting a century-old industry by building an instant and frictionless home closing experience for buyers and sellers. Doma uses proprietary machine intelligence technology and deep human expertise to create a vastly more simple and affordable experience for everyone involved in a residential real estate transaction, including current and prospective homeowners, mortgage lenders, title agents, and real estate professionals. With Doma, what used to take days can now be done in minutes, replacing an arcane and cumbersome process with a digital experience designed for today's world. To learn more visit doma.com.
Forward-Looking Statements Legend
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The absence of these words does not mean that a statement is not forward-looking. Such statements are based on the beliefs of, as well as assumptions made by information currently available to Doma management.

These forward-looking statements include, but are not limited to, statements regarding the ability to maintain the listing of Doma’s common stock on the NYSE, obtaining stockholder approval for a reverse stock split and the potential benefits of the transactions described herein. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectation of Doma’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, will differ from assumptions and are beyond the control of Doma.
These forward-looking statements are subject to a number of risks and uncertainties, including changes in business, market, financial, political and legal conditions; risks relating to the uncertainty of the projected financial information with respect to Doma; future global, regional or local economic, political, market and social conditions, including due to the COVID-19 pandemic; the development, effects and enforcement of laws and regulations, including with respect to the title insurance industry; Doma’s ability to manage its future growth or to develop or acquire enhancements to its platform; the effects of competition on Doma’s future business; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and those other factors described in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent reports filed by Doma from time to time with the U.S. Securities and Exchange Commission (the “SEC”).
If any of these risks materialize or Doma’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Doma does not presently know or that Doma currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Doma’s expectations, plans or forecasts of future events and views as of the date of this press release. Doma anticipates that subsequent events and developments will cause Doma’s assessments to change. However, while Doma may elect to update these forward-looking statements at some point in the future, Doma specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Doma’s assessment as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Media Contacts:
Investor Contact: Beatriz Bartolome | Head of Investor Relations for Doma | ir@doma.com
Media Contact: Camilla Whitmore | Lead, Public Relations for Doma | press@doma.com